John H. Lively
The Law Offices of John H. Lively & Associates, Inc.
A Member Firm of The 1940 Act Law GroupTM
11300 Tomahawk Creek Parkway, Suite 310
Leawood, KS 66211
Phone: 913.660.0778 Fax: 913.660.9157
john.lively@1940actlawgroup.com

February 27, 2017

PFS Funds
1939 Friendship Drive, Suite C
El Cajon, California 92020

Ladies and Gentlemen:

     We hereby consent to the use of our name and to the reference to our firm in the Prospectus and under the caption “Fund Services” in the Statement of Additional Information for the Christopher Weil & Company Core Investment Fund, a series portfolio of the PFS Funds (the “Trust”), which is included in Post-Effective Amendment No. 136 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-94671), and Amendment No. 136 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-09781), on Form N-1A of the Trust.

Sincerely, /s/ John H. Lively On behalf of The Law Offices of John H. Lively & Associates, Inc.